Exhibit 10.39

[PATHEON]

January 31, 2009

PRIVATE AND CONFIDENTIAL

Andrew Kelley

39 London Road,

Marlborough, Wilts

SN8 2AA

Dear Andy:

Patheon UK Limited (“Patheon”) is pleased to offer you a temporary assignment in your newly promoted position as Senior Vice President, Commercial Operations, Europe & Asia Pacific and will be based in the European Commercial Headquarters of Patheon International AG in Zug (Switzerland). This offer letter (“Offer”) describes the terms and conditions of your assignment and once signed by you shall serve as an addendum to the employment agreement between you and Patheon. Your assignment is scheduled to begin on February 1, 2009. This assignment will be for a fixed term of two years, and may be renewed thereafter at the sole discretion of Patheon for an additional year. The initial term will have an end date on January 31, 2011.

This offer is conditional upon you successfully obtaining and maintaining a valid and subsisting Residence and Work Permit (and Visa, if necessary), and any renewal thereof. As a point of clarification, it is understood and agreed that the issuance of an initial Work Permit and any renewals thereof cannot be guaranteed and Patheon makes no representations, warranties or inducements to you in this regard.

You acknowledge that as part of the position as Senior Vice President, Commercial Operations, Europe & Asia Pacific, you will be required to temporarily relocate to the Zug area and you agree to consent to such relocation as Patheon deems such relocation necessary, in its sole discretion. Further, in the event that you are permanently required to relocate to Switzerland, it is understood and agreed that the issuance of the appropriate Swiss immigration documents, including work authorization, and any renewals thereof, necessary to enable you to work in this position cannot be guaranteed and Patheon makes no representations, warranties or inducements to you in this regard.

1.	RESPONSIBILITIES AND DUTIES

As Senior Vice President, Commercial Operations, Europe & Asia Pacific, your responsibilities will encompass all PDS and commercial manufacturing sales, marketing and business development activities in the European and Asia Pacific regions. You will report directly to Aldo Braca, President, Europe.

2.	COMPENSATION AND BENEFITS

2.1	Base Cash Salary

Your base salary level will be determined by the “home” country. Base salary will continue to be aligned with the salary policy of home country to reinforce the temporary aspect of the assignment and to facilitate smoother repatriation. You will receive a promotion base salary adjustment to £175,000, as a Swiss Franc Equivalent per year, less applicable deductions based on the amount of tax and mandatory government benefit contribution equivalent to what you would have had deducted had you remained in the UK based on company generated income only, in accordance with Section 2.14 Tax Equalization, noted below and Patheon CH payroll practices (“Base Salary”). Increases to Base Salary, if any, are at the sole discretion of Patheon and are based on performance. Patheon CH shall deduct from your Base Salary any applicable taxes and source deductions that Patheon CH is required or authorized to withhold or make. The company will review the foreign exchange rate periodically and determine if any adjustments are warranted due to significant fluctuations.

2.2	Performance Incentive Plan

You will continue to be eligible to participate in Patheon’s performance incentive plan (the “Performance Incentive Plan”) established for your position and your target will remain the same at 40%.

2.3	Cost of Living Allowance

The Cost of Living Allowance takes into consideration the cost differential (not the full cost) for goods and services. This amount is provided to you to maintain your purchasing power in the host location. The Cost of Living Allowance represents the differential of £9,800 for goods and services in Zug. Details of the International Assignment Allowance are covered in the Patheon International Assignment Policy (Annex A). This allowance will be provided to you as a Swiss Franc Equivalent. This allowance is calculated by an external third party provider who specializes in cost of living data. The company will review your allowance periodically and determine if any adjustments are warranted due to significant exchange rate fluctuations. Please keep in mind that in an effort to avoid any taxable event to you, Patheon will also enter into any leasing arrangement for housing on your behalf.

2.4	Pension Contribution

In order to preserve your entitlement under the UK employer sponsored retirement scheme, and to the extent possible, you will continue to be covered under the UK retirement plan. Any required contribution will continue to be withheld at source, and any employer contributions will be maintained. In this instance, you will not be provided with any additional pension arrangements by Patheon CH during your tenure in Switzerland. However, Patheon UK and Patheon CH have agreed that, in the event: (i) you return to employment with Patheon UK after your tenure in Switzerland; or (ii) you voluntarily leave or are made redundant from Patheon during your tenure in Switzerland then the pension contributions payable between the time you left the employment of Patheon UK to your return (or leaving Patheon) shall be paid up by Patheon CH to Patheon UK to provide you with the same pension benefit you would have accrued had you remained in the employment of Patheon UK. The employee will be responsible for providing the employee contribution element of such accrual which can either: (i) be deducted at source during your tenure; or (ii) be paid for by you at the relevant time. However, in the event that your employment with Patheon is terminated due to your misconduct or gross misconduct then Patheon CH shall not be liable to make such pension payments and you hereby agree to forfeit all and any rights in relation to such augmentation. Furthermore, any such payments and related accruals shall be limited by the earnings cap and any other restrictions that may be in force, or come into force, in relation to the Patheon UK Pension Fund. You will receive payments to your UK pension plan retrospectively at the end of your assignment in accordance with the plan provisions.

2.5	Employee Benefits Plan

Patheon will provide you with a comprehensive international benefits package based on the available global markets that offer such coverage. Benefits are based on regulatory requirements which may change from time to time and that which private employers typically offer. Specifically, your benefits package includes Life insurance for yourself and your dependent spouse and children, Accidental Death and Dismemberment, Long Term Disability, Health Care including coverage for hospital, drugs, paramedical practitioners, vision care and travel insurance for you and your dependents, Dental Care including major and orthodontic services for you and your dependents. A summary of your international benefits is attached as Annex B. In addition to the benefits outlined in Annex B, Patheon is prepared to top up your life insurance benefit to represent 4x your annual salary in consideration of your current UK benefits arrangements.

Patheon reserves the right to change, alter, modify the applicable benefit, pension, allowance, relocation and general insurances in its sole discretion subject to reasonable notice to the employee of such changes.

2.6	Social Security

In order to preserve your ongoing entitlements under the UK Social Security or government sponsored benefit programs, and to the extent possible, all efforts will be made to keep you in the programs of the UK. Under agreements between various countries this is often feasible and as such, you will be exempt from contributions to the programs in Switzerland. If, however, it is not possible to maintain coverage in the UK, you will be placed into the mandatory government programs in Switzerland. Patheon will adjust your compensation accordingly to reflect any difference in Social Security and or mandatory benefit costs.

2.7	Payroll

As the majority of your day to day expenses will be incurred in Switzerland, you will be placed onto the Swiss payroll.

2.8	Stock Options

If you have received stock options prior to your assignment to Switzerland, or receive options during your tenure in Switzerland, you must notify Patheon Corporate Human Resources prior to any decision to exercise options and/or sell any shares of Patheon stock.

2.9	Car Lease & Transportation Expenses

Patheon will continue your car lease arrangement in the UK and are pleased to inform you that your car and petrol allowance will be increased to £15,000 per annum gross paid as a Swiss Franc equivalent which will be subject to tax and any other appropriate payroll deductions. While in Zug, Patheon will pay for any Transportation expenses you incur while travelling on Company business.

2.10	Expenses and Representation Allowance

The Company shall cover all reasonable expenses above CHF 50 (including travelling and hotel expenses, expenses for invitations etc.) which arise in connection with the Employee’s activities for the Company.

In addition, the Company shall pay the Employee a non-taxable representation allowance in the amount of CHF 6,000 per year, payable in 12 monthly instalments at the end of each month which is intended to cover all reasonable expenses below CHF 50. Notwithstanding anything to the contrary herein, this Section 2.10, paragraph shall be subject to approval by the competent tax authorities.

2.11	International Relocation Incentive

In addition to the compensation elements noted above, an additional allowance equal to 20% of your gross base salary subject to the required statutory deductions, will be provided during your assignment to Switzerland. This will be paid in lump sum instalments with 25% paid upon signing and the balance to be paid at the completion of the first 12 months. Further, an additional lump sum payment equal to 20% of your gross base salary will be paid to you following 24 months of your assignment to Switzerland. These payments will be made to you conditional upon your ongoing active employment at that time and would be made in addition to any other payments, including bonus payments, to which you may be entitled. These International Relocation Incentives will cease after your completion of your two year assignment to Switzerland.

2.12	Language Familiarization

Patheon recognizes that you will better integrate into the new Swiss culture by becoming familiar with the local Swiss language. Therefore, where language training is deemed necessary by Patheon, the Company will pay for a pre-determined amount of training. This benefit is not transferable to others.

2.13	Equity Compensation and Stock Options

You will be eligible to participate in the Corporation’s Stock Option Plan, and awarded options from time to time in accordance with the terms of such plan. As a promotion grant subject to approval of the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors at a meeting following the Effective Date of this agreement, you would receive a stock option grant of 50,000 options under the terms of the Patheon Stock Option Plan. As per securities regulatory requirements, options may not be issued when the Company is in possession of material undisclosed information. The options shall vest as to one-third per year over the first three years. The subscription price for the shares under option will be the market price (as defined in the Patheon Stock Option Plan) on the day the grant is approved by the Committee. As you know, we are under an extended blackout relating to the potential JLL Bid and Special Committee process and accordingly options cannot be granted until such blackout is lifted. At the conclusion of this process, should the ability to provide options not be available, the Company will provide an alternative long term incentive (“LTI”) to replace the option benefit so described above.

2.14	Tax Equalization

Tax laws vary widely from country to country. Therefore, Patheon has established guidelines and procedures (Tax equalization) to ensure that the international assignee’s tax liability is similar to what you would have incurred in the UK, subject to certain limitations. Under Patheon’s tax equalization approach, you will be responsible for contributing to the cost of taxation to an amount similar to or equivalent to what you would have paid in the UK. This may or may not reflect your actual tax burden. As such, it is often referred to as a “hypothetical tax” amount, and this will be withheld from pay on a regular basis. The hypothetical tax includes income tax, Social Security contributions, mandatory government withholdings and other amounts that would have been required in the UK. Any difference between the hypothetical amount withheld and the actual tax owning will be the responsibility of Patheon.

Before your departure you will be asked to participate in a tax assessment and tax planning session.

Professional tax advice will be made available to you at Patheon’s expense, as well as assistance with the preparation and filing of both UK and Swiss tax returns for the tax years while you are on assignment. As this is a highly specialized area of tax, you are required to utilize the tax advisory firm selected by Patheon for this purpose.

3.	TERMINATION OF ASSIGNMENT

At the end of your temporary assignment you will either return to your current position at our offices in Swindon or be assigned permanently to our regional office in Zug upon mutual consent.

4.	REPATRIATION ARRANGEMENTS

If repatriated at the end of the assignment all of the assignment related payments and allowances would cease being paid. The cost of the trip to your origin location as well as the shipment of your household goods will be paid on your behalf or reimbursed to you provided you are still an employee of Patheon at the time of repatriation.

5.	PERMANENT EMPLOYMENT

Should you be offered permanent employment in the Zug area, you will enter into a new agreement as a full-time Swiss employee and be subject to the terms and conditions as other permanent employees at your level. At that time, you will review with Patheon, the Permanent International Relocation Policy benefits that may apply to you.

Patheon reserves the right to cancel, replace or amend this expatriate agreement where appropriated relating to the needs of the business with 30 days notice.

6.	TERM AND TERMINATION

Your employment under this agreement may be terminated in compliance with the UK employment regulations. The termination provisions of your UK employment agreement will remain in force until such time that you become permanently employed in Switzerland at which time you will be subject to Swiss regulatory provisions as it relates to termination of employment.

7.	MANDATORY SWISS EMPLOYMENT LAW PROVISIONS

This secondment is subject to the provisions of the Federal Act Federal on the minimal working and salary conditions for employees seconded to Switzerland and the respective Ordinance (Bundesgesetz fiber die in die Schweiz entsandten Arbeitnehmerinnnen and Arbeitnehmer, SR 823.20 and 823.201).

It is understood and agreed that in consideration of the above, you will be required to execute the UK Non-Competition Undertaking attached as Annex C. All other terms and conditions of your employment will remain the same.

Andy, congratulations on your promotion and the opportunity to take on this exciting assignment. I look forward to working with you in this new capacity.

If the contents of this letter including annexes are acceptable to you, please confirm your acceptance by signing below and returning this letter to Patheon.

Yours truly,

/s/ Roy Wieschkowski	Date: January 31, 2009

Roy Wieschkowski

Senior VP, Human Resources

For and on behalf of Patheon UK Limited

I, Andrew Kelley, have read, understood and agree to the terms in this Offer, and accept this Offer according to the terms described in this letter.

/s/ A.J. Kelley	Date 2nd February 2009
Andrew Kelley

PATHEON UK LIMITED

ADDENDUM TO STATEMENT OF MAIN TERMS OF EMPLOYMENT

AGREEMENT ON OBLIGATIONS DURING AND AFTER EMPLOYMENT

(1)	For the purpose of this Agreement, the Company shall mean Patheon UK Limited and any of its affiliates.

The following obligations shall form part of the Contract of Employment between you and the Company and shall be rigorously observed. Each of these clauses and sub-clauses shall be construed as an entirely separate obligation and the enforceability of any one or more of the clauses or sub-clauses shall not in any way be affected by the unenforceability of any other clause or sub-clause.

Should any provision of this Agreement or any part of any provision be rendered void or unenforceable, then that provision or that part of that provision shall be deleted (or, in the case of the period of application, be modified as necessary to make it valid) and, as far as the context allows, all other provisions shall be unaffected.

(2)	During the course of your employment with the Company you will have dealings with customers of the Company. In order to safeguard the Company’s goodwill and commercial interests, you agree that you will not, at any time during the 12 months immediately following the termination of your employment, whether on your own account or on behalf of any other person, firm or company, directly or indirectly, in connection with any business similar to or in competition with the Company, solicit or endeavour to entire away any person, firm or company who was a customer of the Company at the time that your employment with the Company terminated and with whom you have personally conducted business, through the subsequent provision of any products or services similar to those provided by you on behalf of the Company during the last 12 months of your employment.

(3)	You agree that you shall not at any time, whether during the continuance of this Agreement nor a period of 12 months after its termination, employ, solicit, hire, induce, entice or endeavour to entice away from the Company, whether on your own account or on behalf of any other person, firm or company, any person who was still an employee of the Company immediately prior to the termination of your employment with the Company.

(4)	You agree that you shall not for a period of 12 months after the termination of your employment (without the previous consent in writing of the Company) directly or indirectly be engaged, concerned or interested (whether as employee, agent, consultant or otherwise) in any business or company which invents, manufacturers, or sells products or services which are in competition with the business carried on by the Company at the end of your employment. As compensation for Employee’s agreement not to compete and not to hire employees of the Company and/or its affiliates in accordance with this agreement on obligations during and after employment and in addition to any other payment required to be made by the Company under this Employment Agreement, the Company hereby agrees to pay the Employee a monthly payment in an amount equal to his/her last monthly salary prior to termination for the twelve month period after termination of the Employment Agreement. For the avoidance of doubt, an employee of the Company shall include any person who has discontinued his/her relationship with the Company in the 12 month period preceding the start of the new employement.

In case of violation of this non-competition clause, the Employee shall pay to the Company liquidated damages in the full amount of the Employees’ last yearly gross salary amount for each instance of violation. The payment of liquidated damages shall not discharge the Employee from observing this non-competition and no hire undertaking. In addition to the payment of liquidated damages and further damages incurred by the Company, the Company shall have the right to request the termination of any of the Employee’s activities which violate this non-competition and no hire agreement.

In signing below, you confirm that you understand, accept and agree to be bound by this Agreement, and that it supersedes any previous such Agreement.

Signed by the employee	/s/ A.J. Kelley	Date 2nd February 2009

Signed on behalf of the Company	/s/ Roy Wieschkowski	Date January 31, 2009
Roy Wieschkowski